Exhibit 99.1

Gopher Protocol Developing the Integration of its Global Tracking Electronic Device Prototype

Gopher Protocol, Inc.June 7, 2016 8:00 AM

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SAN DIEGO, CA--(Marketwired - Jun 7, 2016) - Gopher Protocol Inc. (OTCQB: GOPH) ("Gopher" and the "Company"), a development-stage company which specializes in real-time, heuristic-based mobile technology, and its partner, Guardian Patch LLC, announced today an update to their prior press release dated May 10, 2016, that the Company is now working on the integration of its global tracking electronic device through a manufacturing prototype. As previously stated, the Company has completed its mapping program, which traces the Guardian Patch on existing mapping systems. Users of the Company's Guardian Patch (the "Patch") will be able to trace the Patch in real-time on common mapping services such as Google, Yahoo and Bing.

As announced on May 10, 2016, the Company has already commenced its field tests for transmitting and receiving signals in central North America. After successfully completing stage one of range testing of the Patch wireless system, the Company continues to expand its wireless system field testing in both crowded urban and open areas within the United States.

Gopher's Research and Development team (through Guardian Patch, LLC) is now working on the integration of the Company's global tracking electronic device through a manufacturing prototype preliminarily named, "The Guardian Patch". The integration is primarily for its electronic circuitry and software system. The electronic component is consisted of a proprietary radio system (including a proprietary antenna), the GPS chipset and a micro-controller/microprocessor to operate the system. The software system is consisted of an internet-based application, a server program and a mobile app (iOS and Android platforms) that are working in full synchronization with both programs.

The creation of the electronic and software components is successfully completed and tested and are fully operational individually according to their specifications. Gopher's R&D team is currently working to integrate both systems to produce the complete Guardian Patch system to provide a global, real time tracking feature.

The Company has made the first version of its Guardian Map application available to the general public, which can be downloaded for free at the Apple Store under the name "Guardian Patch". This version of the Guardian Map provides users with a demonstration of individually-owned patches "in motion" as they move around the continental United States. In the coming days, this version of the application will also be made available for Android users and will be downloadable on Google Play.

 "This is an exciting moment for all of us." said Danny Rittman, Gopher CTO. "This is the time when all of our engineering efforts are focused on giving life to our evolved "baby". We are working days and nights to assemble, operate, debug and test our integrated system in order to bring it to life as soon as possible. We are a company of visionary engineers and scientists which envisions a totally connected smart-world based on our mobile technologies to extends human ability and help people do things they never thought possible. Innovation should not rest and neither do we!"

Integration and massive testing procedures are currently in high gear, including regression tests. Without unforeseen delays, a fully-integrated working prototype system is expected to be fully-operational by the third quarter of 2016.

About Guardian Patch
The Guardian Patch (the "Patch"), potentially arriving in consumer markets in 2017, is a unique location technology that works with or without GPS. The Patch is a stick-on device that provides its users with the capability to protect and track objects, a loved-one or even a pet, via a mobile application. Download the Patch app, register your patch, and track anything that you own on your mobile device or on our designated website. Register the Patches of your family members and friends to receive alerts in the event of an emergency. Peel the Patch off and the Patch acts as a beacon, sending out a signal and notifying anyone who has registered the user's Patch.

About Gopher Protocol Inc.
Gopher Protocol Inc. (OTCQB: GOPH) ("Gopher" and the "Company") (http://gopherprotocol.com/) is a development-stage company developing a real-time, heuristic-based mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that will run on a server. The system contemplates the creation of a global network. Gopher believes this will be the first system that is developed using a human, heuristic-based analysis engine. Since the core of the system will be its advanced microchip technology that will be capable of being installed in any mobile device worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the microchip by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and other additional mobile features.

Corporate Site: http://gopherprotocol.com
Press page/ press kit: http://gopherprotocol.com/?page_id=228
Consumer and product website for Guardian Patch: http://www.guardianpatch.com/.

Forward-Looking Statements
Certain statements contained in this press release may constitute "forward-looking statements". Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact:

Dr. Danny Rittman, CTO
Gopher Protocol Inc.
888-685-7336
Media: press@gopherprotocol.com